Exhibit 99.1

MEDIA CONTACT	FOR IMMEDIATE RELEASE
Intervoice, Inc.
Corbin Baumel
+ 1 (972) 454-8737
corbin.baumel@intervoice.com

19-05

Intervoice Reduces First Quarter Fiscal 2006 Revenue Expectations
and Schedules Conference Call for June 2, 2005

DALLAS — June 1, 2005 — Intervoice, Inc. (Nasdaq: INTV), today announced that it believes revenue for its first fiscal quarter ended May 31, 2005 will be below the targets provided in its press release dated April 5, 2005. Revenue for the first quarter of fiscal 2006 is currently anticipated to be between $41 million and $44 million.

“The reasons for our change in revenue expectations include unanticipated delays in the receipt of several significant orders and the completion of several high value projects,” said Bob Ritchey, President and Chief Executive Officer. “Although we are disappointed with our first quarter revenues, we remain optimistic that the IVR touch-tone to speech upgrade cycle and our new network products will continue to provide long-term revenue growth. I look forward to discussing revenue expectations for our first fiscal quarter and our outlook for the future with investors during a conference call on Thursday, June 2, 2005.”

The Company has scheduled a conference call for 9:00 a.m. Central Time on Thursday, June 2, 2005. To participate in the call, dial 719-457-2692. The conference call confirmation code is 7621470. A webcast and replay of the call will be available at the Company’s Web site: www.intervoice.com.

Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward–looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.

About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company’s two marketing units focus on enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide at companies across a variety of industries including: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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